Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-143483 and No. 333-147735) on Form S-3 and in the registration statement (No. 333-147734) on Form S-8 of Smart Balance, Inc. and subsidiaries (the Company) of our report dated March 12, 2008, with respect to the consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the periods in the three-year period ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Smart Balance, Inc.

We also consent to the reference to our firm under the caption “Experts” in these registration statements.

/s/ Ehrhardt Keefe Steiner & Hottman PC

March 14, 2008
Boulder, Colorado